Exhibit 10.13

Form of Restricted Stock Unit Grant Agreement under the Long-Term Incentive Plan of Chevron Corporation.

Restricted Stock Unit Grant Agreement dated <DATE>, between CHEVRON CORPORATION (“Corporation”), and <NAME>.

The Management Compensation Committee (the “Committee”) has selected you to receive a special Restricted Stock Unit award under the Chevron Corporation Long-Term Incentive Plan. Capitalized terms not defined in this Agreement shall have the same meaning as the defined terms in the Chevron Corporation Long-Term Incentive Plan, as amended from time to time (the “Plan”). This award is governed by the Plan and is subject to the following special terms:

1. You have been awarded <X,XXX> Restricted Stock Units on <DATE>.

2. The restrictions on the Restricted Stock Units shall lapse and you shall be vested as follows: <VEST TERMS>, provided that your employment with the Corporation is not Terminated prior to the respective vesting dates.

3. Vested Restricted Stock Units will be paid in cash, valued based on the closing price of a share of stock of the Corporation on the vesting date.

4. Vested amounts are taxable as ordinary income and cash payment will be net of any required tax withholding.

5. Your Restricted Stock Units shall be paid within 30 days after the respective vesting date. In no event will payment be made more than two and one-half months following the end of the calendar year in which the Restricted Stock Unit award vests.

6. No deferral of the payment date shall be permitted under this Agreement.

7. The Restricted Stock Units representing this award shall be subject to adjustment for Recapitalization in the manner provided in the Plan, as it may be amended from time-to-time.

8. Your Restricted Stock Units will earn Dividend Equivalents when Chevron pays a dividend on its common shares, in the form of additional Restricted Stock Units.

9. No certificate for shares of stock shall be issued at the time the grant is made and you shall have no right to or interest in shares of stock of the Corporation as the result of this grant agreement.

10. Prior to distribution of your Restricted Stock Units, if you are terminated by the Corporation for “Misconduct” as defined in the Plan, the award shall be canceled unless the Committee, in its sole discretion, elects not to cancel such award. In addition, with respect to any restricted stock units that became vested and paid after the date of your Misconduct: (i) any such payment may be forfeited and (ii) the Corporation may demand that you pay over to the Corporation any such payment you received.

11. This award under this Agreement may not be transferred by you during your lifetime and may not be assigned, pledged or otherwise transferred except by the laws of descent and distribution.

12. This Agreement shall not confer on you the right to continued employment by the Corporation, nor shall this award interfere in any way with the right of the Corporation to terminate your employment at any time.

13. This Agreement is not subject to any provisions of the Employee Retirement Income Security Act (ERISA) of 1974.

14. This award is subject to your signing the enclosed copy of this agreement and returning it in the envelope provided. By accepting this award, you agree to keep this agreement and all of its provisions confidential and not to disclose any parts thereof to third parties, except that information relating to this agreement may be divulged (i) to the extent required by any court order, (ii) to any public authority such as the IRS, (iii) in connection with any tax filing or (iv) to any financial advisors or tax consultants. Please retain the original of this Agreement with your important papers.

Accepted:

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